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                                                                      Exhibit 11




                                                                             Three Months Ended
                                                                                  March 31,
                                                                         1993                 1994
                                                                         ----                 ----
                                                                                (Unaudited)
Net Income (Loss) . . . . . . . . . . . . . . . . . . . .             $ (196,000)         $(1,108,000)
                                                                      ==========          ===========

Average Shares Outstanding  . . . . . . . . . . . . . . .              9,733,000           17,533,000

Common stock equivalents assuming
    exercise of stock options . . . . . . . . . . . . . .                    --                   --
                                                                      ----------          -----------

                                                                       9,733,000           17,533,000
                                                                      ==========          ===========


Net income (loss) per common share and
    common share equivalent . . . . . . . . . . . . . . .             $    (0.02)         $     (0.06)
                                                                      ==========          ===========





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